Press Release

Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.bank

First Business Announces 10% Increase in Quarterly Cash Dividend

MADISON, WI – January 28, 2022 – First Business Financial Services, Inc. (“First Business”) (Nasdaq: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.1975 per share which is equivalent to a dividend yield of 2.57% based on Thursday’s market close price of $30.71. The quarterly dividend represents a 10% increase over the quarterly dividend declared in October 2021, and based on fourth quarter 2021 earnings per share, a dividend payout ratio of 17.0%. This regular cash dividend is payable on February 17, 2022 to shareholders of record at the close of business on February 7, 2022.

“First Business’ growth in revenue and earnings in 2021, and our expectations for 2022 and beyond, readily support the Company’s 10th consecutive annual increase in the dividend,” President and Chief Executive Officer, Corey Chambas said. “Even after investing in the business, including our high-growth specialized lending offerings, we remain focused on our continuing commitment to drive shareholder value by providing a meaningful return to shareholders through quarterly cash dividends.”

About First Business Financial Services, Inc.
First Business Financial Services, Inc., (Nasdaq: FBIZ) is the parent company of First Business Bank. First Business Bank specializes in Business Banking, including Commercial Banking and Specialized Lending, Private Wealth, and Bank Consulting services, and through its refined focus, delivers unmatched expertise, accessibility, and responsiveness. Specialized Lending solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. For additional information, visit firstbusiness.bank.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2020 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

### End of Release ###